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                                                                   EXHIBIT 11



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                                              MEDISENSE, INC. AND SUBSIDIARIES

                                    CALCULATION OF SHARES USED IN DETERMINING NET INCOME
                                              AND PRO FORMA NET INCOME PER SHARE


                                                                                     FOR THE YEARS ENDED MARCH 31,
                                                                                1996             1995            1994

NET INCOME PER COMMON AND COMMON EQUIVALENT
SHARE:
  Weighted average common stock outstanding during the period                16,628,000      14,097,000
  Weighted average Class B common stock outstanding during the
   period                                                                       897,000       1,003,000
  Dilutive effect of common stock equivalents                                 1,173,000       1,140,000
  Weighted average number of shares of common stock issued
   pursuant to the initial public offering sufficient to generate proceeds for the payment of $4.8 million convertible preferred stock dividends paid upon the consummation of the initial public
   offering                                                                           -         109,000
                                                                             ----------      ----------
                                                                             18,698,000      16,349,000
                                                                             ==========      ==========
PRO FORMA NET INCOME PER COMMON AND COMMON
EQUIVALENT SHARE:
  Weighted average Class A common stock outstanding during the
   period, assuming conversion to common stock                                                                  4,648,400
  Weighted average Class B common stock outstanding during the
   period                                                                                                         742,200
  Weighted average convertible preferred stock outstanding during the
   period, assuming conversion to common stock (1)                                                              5,728,900
  Dilutive effect of common stock equivalents issued prior to
   March 31, 1993                                                                                                  43,200
  Dilutive effect of common stock equivalents issued subsequent to
   March 31, 1993 (2)                                                                                             621,300
  Number of shares of common stock to be issued pursuant to the initial public offering, sufficient to generate proceeds for the payment of $4.8 million of convertible preferred stock dividends
   payable upon the consummation of the  initial public offering                                                  439,000
                                                                                                              -----------

                                                                                                               12,223,000
                                                                                                              ===========
SUPPLEMENTAL NET INCOME PER COMMON AND
COMMON EQUIVALENT SHARE:
  Weighted average number of common and common equivalent
   shares used to calculate pro forma net income per common and
   common equivalent shares                                                                                    12,223,000
                                                                                                              -----------
  Number of shares of common stock offered by the Company in the initial public offering in excess of the number of shares issued to fund the payment of $4.8 million of convertible preferred stock
   dividends                                                                                                    3,461,000
                                                                                                              -----------

                                                                                                               15,684,000
                                                                                                              ===========
Interest expense during the period saved as a result of the assumed
reduction in the notes payable to stockholders                                                                $ 3,292,000
                                                                                                              ===========



(1) Assumes Series D Convertible Preferred Stock is surrendered in conjunction with the exercise of a warrant to acquire 206,000 shares of Class A Common Stock and the subsequent conversion into 1,030,000 shares of common stock.

(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common and preferred stock, options and warrants issued at prices below the initial public price of $12.00 per share (cheap stock) during the 12-month period immediately preceding the initial filing date of the Company's Registration Statement for its initial public offering have been included as outstanding for those periods. The dilutive effect of the common and common share equivalents was computed in accordance with the treasury stock method.

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